NEWS
RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Rusty LaForge SVP, Director of Investor Relations (214) 360-1967
Guaranty Financial Group Inc. Completes Private Placements
with Several Investors to Conclude Total Capital Raise of $600 Million
AUSTIN, Texas — (BUSINESS WIRE) — July 22, 2008 — Guaranty Financial Group Inc.’s (NYSE: GFG) (“Guaranty” or the “Company”) previously announced private placement transactions with TRT Financial Holdings, LLC (“TRT Financial”), Icahn Capital LP and affiliated entities, and several additional investors closed and funded yesterday, resulting in total gross proceeds raised of approximately $600 million when added to the $38.4 million investment by TRT Financial on May 30, 2008.
“Guaranty is fortunate to have major shareholders that are confident in our long-term potential, allowing us to complete this significant capital raise,” stated Mr. Ken Dubuque, President and Chief Executive Officer of Guaranty. “While Guaranty was well-capitalized by regulatory standards before this additional capital infusion, the funds that we have received over the past 60 days have improved our capital ratios well beyond these standards. We have substantially strengthened our capital position, which was one of the goals we announced at the end of the first quarter of 2008.”
Guaranty entered into the private placement transactions by executing a series of investment agreements with institutional investors under which Guaranty issued 5.54 million shares, in the aggregate, of a series of convertible perpetual cumulative preferred stock (the “Convertible Preferred Stock”), for $51.70 per share, for an aggregate purchase price of approximately $287 million, and a separate purchase agreement with additional institutional investors under which those investors purchased, for an aggregate purchase price of $275 million, units consisting of subordinated debt issued by Guaranty Bank and, in the aggregate, 638,000 shares of Convertible Preferred Stock (“Units”). Approval by Guaranty’s stockholders is required before the conversion feature of the Convertible Preferred Stock can be exercised. If approved, each share of Convertible Preferred Stock would immediately and mandatorily convert to ten shares of Guaranty common stock. The private placement transactions were described in the Current Report on Form 8-K filed by Guaranty with the Securities and Exchange Commission June 9, 2008. Current Guaranty shareholders Robert Rowling, acting through TRT Financial, and Icahn Capital LP, and affiliated entities, purchased significant amounts of both the Convertible Preferred Stock and the Units. The balance of the securities were purchased by current Guaranty shareholders and new investors.

“TRT has done business with and known Guaranty Bank for many years, and now we are delighted to have been a part of the Company’s successful effort to fortify its balance sheet and help lay the foundation for long-term, sustainable growth,” said Mr. Rowling, Chairman of TRT Financial and TRT Holdings, Inc. “We feel that this investment has significant upside. Guaranty does business in the fastest growing and most resilient markets in the United States, including in its home state of Texas, as well as California and other very dynamic markets.”
“We are happy that we were able to help structure and participate in Guaranty raising $600 million of capital,” stated Mr. Carl Icahn, Chairman of Icahn Capital LP. “This investment helps to strengthen Guaranty’s balance sheet and position them more strongly to navigate through the current credit cycle and capitalize on opportunities in the future.”
Keefe, Bruyette & Woods acted as placement agent to the Company and Guaranty Bank in connection with the private placements.
Guaranty Financial Group Inc. is the second largest publicly-traded financial institution holding company headquartered in Texas and one of the 50 largest publicly-traded financial institution holding companies based in the U.S. ranked by asset size. Guaranty Financial Group operates Guaranty Bank, which engages in consumer and business banking activities through a network of more than 150 banking centers in Texas and California. Guaranty Bank also provides financing to middle market companies, independent energy producers, and the real estate industry. Additionally, Guaranty Bank operates an insurance agency, Guaranty Insurance Services, Inc.
Some statements made in this news release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “anticipate,” “could,” “estimate,” “likely,” “intent,” “may,” “plan,” “expect,” and similar expressions, including references to assumptions or our plans and goals. Readers should not place undue reliance on these forward- looking statements. These forward-looking statements involve risks and uncertainties. Guaranty’s actual results or performance may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to: general economic, market, or business conditions; demand for new housing; competitive actions by other companies; changes in laws or regulations and actions or restrictions of regulatory agencies; deposit attrition, customer loss, or revenue loss in the ordinary course of business; cost or difficulties related to becoming a stand-alone public company; the inability to realize elements of our strategic plans; changes in the interest rate environment that expand or reduce margins or adversely affect critical estimates and projected returns on investments; economic conditions affecting real estate values and oil and gas prices and changes in market and/or general economic conditions, either nationally or regionally, that are less favorable than expected; natural disasters in primary market areas that may result in prolonged business disruption or materially impair the value of collateral securing loans; assumptions and estimates underlying critical accounting policies, particularly allowance for credit losses, may prove to be materially incorrect or may not be borne out by subsequent events; current or future litigation, regulatory investigations, proceedings or inquiries; strategies to manage interest rate risk may yield results other than those anticipated; a significant change in the rate of inflation or deflation; changes in the securities markets; the ability to complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of our business following a merger, acquisition or divestiture; the final resolutions or outcomes with respect to our contingent and other corporate liabilities related to our business and any related actions for indemnification made pursuant to the separation and distribution agreement between us and Temple-Inland Inc. Other risks are detailed in our Annual Report on Form 10-K for the year ended December 31, 2007, our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, and other reports filed with the Securities and Exchange Commission. Readers may access our reports filed with the Securities and Exchange Commission at www.sec.gov. Guaranty disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.